Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-170718, 333-206482, and 333-215094 on Form S-8 of R1 RCM Inc. of our report dated March 27, 2020, relating to the consolidated financial statements of Clearsight Intermediate Holdings, Inc. as of and for the year ended December 31, 2019 appearing in this Current Report on Form 8-K/A of R1 RCM Inc.

/s/ Ernst & Young LLP
Chicago, Illinois
June 11, 2020